                             HEADWATERS INCORPORATED
                            LONG-TERM INCENTIVE PLAN

                    LONG-TERM INCENTIVE CASH BONUS AGREEMENT

[DATE]

----
c/o 10653 South River Front Parkway, Suite 300
South Jordan, UT  84095

With this agreement (this "Agreement"), Headwaters Incorporated (the "Company")
has granted you an opportunity to earn a long-term incentive cash bonus (this
"Award") under the Headwaters Incorporated Long-Term Incentive Plan (the
"Plan"), subject to the terms herein and the terms of the Plan. Each of the capitalized terms herein shall have the meaning given it by the Plan except if the context of such term clearly assumes a different meaning.

This Award is a three-year cash incentive bonus opportunity for the fiscal years
2006 through 2008 of the Company, under which any bonus payments will be earned at the end of the 2008 fiscal year (September 20, 2008), with any earned bonus paid out, subject to "banking" and adjustment for EVA performance and your continuous service with the Company or its subsidiary or affiliate, as provided below, at the end of 2008 fiscal year and over the subsequent two years.

         1. Grant of Award. The Company has granted you this Award subject to the provisions of this Agreement and the Plan. You will be paid a cash bonus subject to the attainment of the following performance goals during the performance period set forth below as certified by the Compensation Committee of the Board of Directors of the Company (the "Committee"), subject to the terms and conditions set forth herein and in the Plan.

                  (a) Bonus Formula and Performance Goals. Your bonus
opportunity shall be equal to the Initial Bonus Amount, as calculated by the following bonus formula ("Bonus Formula), subject to "banking" and adjustment for EVA performance below.

Initial Bonus Amount             Sum of 3 Years Annual        Individual           SBU EVA Goal
(prior to Banking and            EVA Bonuses Under the        Factor (as           Factor (as
Potential Adjustments, as    =   Company's Short-Term    x    defined below)   x   defined below)
provided below)                  Plan (as defined
                                 below)

Your potential Initial Bonus Amount is based on applying both an individual and
SBU-specific EVA multiplier factor (based on SBU achievement of financial targets) to the cumulative annual EVA bonuses earned by you under the Short-Term
Plan over the three-year plan prior to any adjustments for subsequent EVA performance.

                           (1) Sum of 3 Years Annual EVA Bonuses Under Short
Term Plan. For purposes of the first factor in the above formula, the term
"Short-Term Plan" means the short-term bonus plan that you are designated to participate in during each of the fiscal years of the Performance Period, which include either the Headwaters Incorporated Short-Term Incentive Bonus Plan or
the Headwaters Incorporated Broad-Based Management Bonus Plan or successor plans adopted by Headwaters. Under the Short-Term Plan, participants have an opportunity to earn an annual bonus based upon performance pursuant to the terms and conditions of the Short-Term Plan. The sum of three years bonuses earned by you under the applicable Short-Term Plan for each of the fiscal years 2006,
2007, and 2008 is the first factor in the payout formula. Unadjusted banked amounts (amounts accrued but not paid and subject to the banking provisions of the Short-Term Plan) under the Short-Term Plan will be included in the calculation of the first factor in the Bonus Formula.

                           (2) Individual Factor. The Individual Factor is a
multiplier assigned to each individual participant. The determination of the factor for each participant will be at the sole discretion of the Chief
Executive Officer and the Compensation Committee, and will be determined by factors selected by the Chief Executive Officer and the Compensation Committee,
including but not limited to an assessment of the individual's tier assignment, responsibility, actual and potential value contribution, and external market factors.

                           Solely for purposes of this Award, your Individual
Factor has been set at _______________.

                           (3) Strategic Business Unit EVA Goal Factor. Solely
for purposes of this Award, a cumulative incremental EVA goal has been set for the three-year Performance Period for your SBU, which shall be used to calculate your the Strategic Business Unit EVA Goal Factor. Your SBU EVA Goal Factor is
determined based upon the percentage of the cumulative incremental EVA actually achieved by your SBU (according to the methodology in the attached Exhibit B)
over the three-year period compared to the goal, as follows:

------------------------------ ---------------------------------------------------
 Achievement as a %
 of SBU Goal                   SBU Goal Factor
------------------------------ ---------------------------------------------------
          Below 80%                                   0.0%
             80%                                     50.0%
          81% to 99%           Sum of (50% + (2.5% for each 1 percent above 80%))
            100%                                     100%
------------------------------ ---------------------------------------------------

                           Solely for purposes of this Award, your Strategic
Business Unit ("SBU") has been designated to be __________ and the SBU Goal for your SBU has been designated to be __________________. The methodology for the calculation of the SBU EVA performance is set forth in the attached Exhibit B.
Within the range of the above bands determining the percentage of goal achieved, the factor would be adjusted proportionately.

                  (b) Time of Payment, Banking and Adjustment of Payments Based
on Subsequent EVA Performance During Banking Period.

                           (1) Times of Payment. If the three-year Performance
Period pay-out targets are achieved, your Initial Bonus Amount under this Award would be paid (subject to "banking" and your remaining in service with the
Company, or a subsidiary of the Company, through each installment date), as follows:

                                    (A) 50% of the Initial Bonus Amount would be
paid out within 90 days after the end of 2008 fiscal year,

                                    (B) 25% of the Initial Bonus Amount after
adjustments for EVA Performance (as provided below) within 90 days after the end of 2009 fiscal year, and

                                    (C) Final 25% of the Initial Bonus Amount
after adjustment for EVA Performance (as provided below) within 90 days after the end of 2010 fiscal year.

                           The portions of the Initial Bonus Amount set forth in
Section 1(b)(1)(B) and (C), above, are jointly referred to as the "Banked
Amounts."

                           (2) Adjustments to the Banked Amounts for EVA
Performance During Banking Period. If your SBU fails to achieve Operating
Profits equal to or greater than the Operating Profits realized by your SBU in the 2008 fiscal year for either of the two years of the Banking Period, the
Banked Amount that would have been payable for that year shall not be earned and will be forfeited.

                  (c) Performance Period. For purposes of this Award, the
Performance Period shall be the three-year period beginning with the 2006 fiscal year and ending with the 2008 fiscal year of the Company.

                  (d) Discretionary Authority of Committee. This Award is
granted under the Plan and will be administered by the Compensation Committee of the Board of Directors of the Company which shall have discretionary authority to interpret and administer the Award in accordance with its terms. The
Committee shall also have the discretionary authority to decrease or eliminate the amount payable under this Award but the Committee shall not have the authority to increase the amount payable under this Award except as otherwise provided herein and in the Plan.

                  (e) Maximum Payout for All Concurrent Awards. The expected cost of all Awards under the Plan granted concurrently with this Award is approximately $28,000,000. The cost will be capped at $30,000,000. If the aggregated performance of the SBUs results in formula payouts totaling more than
$30,000,000, payouts will be reduced proportionately.

         2. Retirement, Disability, Death and Termination. The provisions of this Section 2 shall apply in the event of the termination of your employment prior to the end of the Banking Period.

                  (a) Termination of Employment During Performance Period.

                           (1) In the event of your retirement on or after
attaining age 60 or termination of your employment due to your death or
Disability, prior to the end of the Performance Period, then (i) the banking provisions of Section 1(b) shall not apply, and (ii) your bonus accrual (subject to possible decrease or elimination under Section 1(d) and (e) above) shall be calculated on a pro-rated basis based on your service time during the
Performance Period and the ultimate achievement of performance targets during the Performance Period, and paid to you (or your probate estate, if applicable)
in full within 90 days of the end of the 2008 fiscal year.

                           (2) In the event of the closing of a Change in
Control of the Company prior to the end of the Performance Period, then (i) the banking provisions of Section 1(b) and the minimum threshold condition of
Section 1(a)(3) shall not apply, and (ii) your bonus accrual (subject to possible decrease or elimination under Section 1(d) and (e) above) shall be calculated on a pro-rated basis based on achievement of performance targets to date and paid out in full within 90 days following the closing of the Change in
Control.

                           (3) If your employment is terminated prior to the end
of the Performance Period for any reason other than due to your retirement (as provided above) or your death or Disability, and no Change in Control has occurred prior to the termination of your employment, then you will not be entitled to receive any bonus under this Agreement.

                  (b) Termination of Employment Following Performance Period.

                           (1) In the event of your retirement on or after
attaining age 60 or termination of your employment due to your death or
Disability during the Banking Period, then the unpaid portion of your Initial
Bonus Amount shall be paid in full to you (or your probate estate, if applicable) within 90 days of the termination of your employment.

                           (2) In the event of the closing of a Change in
Control of the Company during the Banking Period, then the unpaid paid portion of your Initial Bonus Amount shall be paid in full to you (or your probate estate, if applicable) within 90 days of the closing of the Change in Control.

                           (3) If your employment is terminated prior to the end
of the Banking Period for any reason other than due to your retirement (as provided above) or your death or Disability, and no Change in Control has occurred prior to the termination of your employment, then you will not be entitled to receive any unpaid bonus amounts under this Agreement.

         3. Vesting. You must remain in continuous employment on each of the installment payment dates and continue to be eligible for this Award and participate under the Short-Term Plan in order to receive payment of the installments.

         4. Form of Payment. Bonus amounts payable under this Award shall be settled solely in cash and paid to you or, in the event of death, to your probate estate or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such amounts, as determined in the sole discretion of the Committee.

         5. Certification by Committee. Payment on the earned bonus under this
Award shall not be made until after the certification by the Committee of the achievement of the performance goals for this Award for the Performance Period and the Banking Period and the amount payable under this Agreement.

         6. Transfer of Award. This Award shall not be transferable, except by will or the laws of descent and distribution. Any other attempt to transfer or dispose of this Award shall be null and void and unenforceable.

         7. Plan Terms Govern. The grant of this Award and the settlement of this Award are subject to the provisions of the Plan and this Agreement, and any rules that the Committee may prescribe. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

         8. Limitations. Nothing in this Agreement or the Plan shall be construed to give you any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates or to interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate your employment at any time. The settlement of this Award is not secured by a trust, insurance contract or other funding medium, and you shall not have any interest in any fund or specific asset of the Company by reason of this Award or the bookkeeping account established on your behalf.

         9. Tax Withholding. The payment of your earned bonus, if any, under this Award shall be subject to applicable federal, state and local income and employment tax withholdings.

         10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of the Agreement which shall remain in full force and effect.
Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.

         11. Compliance with Applicable Laws, Regulations and Rules and the
Company's Policies. In accepting the Award, you agree to comply with all applicable laws, regulations and rules of governing state and federal governmental agencies as well as the applicable regulations and rules of any stock exchange on which the securities of the Company are traded, and any policies as now or hereafter established by the Company, with regard to this
Award. You acknowledge and agree that you may be required to disgorge any and all gains and payments under this Award to the extent required by applicable laws, stock exchange regulations and rules, and the policies of the Company.
This Award and this Agreement may be unilaterally amended by the Committee to the extent required to comply with the requirements of Section 409A of the
Internal Revenue Code, as emended.

         By your signature and the signature of the Company's representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which is attached and made a part of this instrument.

GRANTEE                                     HEADWATERS INCORPORATED

___________________________________         ____________________________________
[_______]                                   Signature
                                            ____________________________________
                                            Name
                                            ____________________________________

                                    EXHIBIT A

                             HEADWATERS INCORPORATED
                            LONG-TERM INCENTIVE PLAN

                                  PLAN DOCUMENT

                                    EXHIBIT B

                             HEADWATERS INCORPORATED
                            LONG-TERM INCENTIVE PLAN

                       Long-Term Incentive Cash Bonus Plan
                                  SBU EVA Goal

Calculation Methodology:

The method of calculating EVA for this plan differs from the EVA calculation for the annual bonus plan. The specific calculation of the incremental EVA target for your SBU is shown below.

For the LTICBP calculation, incremental EVA targets are set using incremental operating profit from 2006 through 2008, and measuring the cumulative increase in operating profit versus a base year of 2005. From the derived cumulative, incremental operating profit, a capital charge is deducted. For purposes of calculating target capital employed, actual 2005 capital expenditures are used for each of the years 2006 through 2008. Added to this are specific additional capital investments such as joint venture investments, acquisitions, additional capital requirements for new businesses, etc. These have been determined on a case by case basis. Actual changes in working capital will be included when measuring actual capital employed, but were not included in target setting as an incentive to better manage working capital throughout the SBU's. This incremental capital employed is averaged by year and a ten (10) percent cost of capital is applied to determine the capital charge for each SBU. The net of the incremental operating income and the incremental capital charge is the incremental EVA target for each SBU. In addition, the positive impact of
Internal Revenue Code Section 45 tax credits shall be considered in computing the SBU incremental EVA of the Energy Services Unit and the Corporate Services
Unit of the Company.

SBU Incremental EVA Calculation:

                              2005        2006       2007       2008     Total

Operating Profit              50.0        55.0       60.0        65.0

Incremental                                5.0       10.0        15.0     30.0

Capital Employed               0.0        15.0       30.0        45.0

Average Incremental                        7.5       22.5        37.5

Capital Employed

Capital Charge                            (0.8)      (2.3)       (3.8)    (6.9)

SBU Incremental EVA Target                                                23.1